IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CHINA UNDERWRITERS EXERCISE OVERALLTOMENT OPTION IN IPO

NEW YORK – Oct. 12, 2015 – IMAX Corporation (NYSE:IMAX) today announced that the underwriters of the previously announced offering of 62,000,000 shares of IMAX China Holding, Inc. (“IMAX China”, stock code: 1970), a Cayman Islands company, have exercised in full the underwriters’ option to purchase an additional 9,300,000 shares from the selling shareholders. IMAX Corporation, through a wholly owned subsidiary, is expected to receive total net proceeds of HK$804.0 million (US$103.7 million) since the overallotment option has been exercised in full, after deducting commissions and other expenses.

Trading of IMAX China shares commenced on the Main Board of the Hong Kong Stock Exchange Limited on October 8, 2015.

The securities referred to herein have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About IMAX China

IMAX China is a subsidiary of IMAX Corporation, and is incorporated under the laws of Cayman Islands. IMAX China was established by IMAX Corporation specifically to oversee the expansion of IMAX’s business throughout Greater China. IMAX China trades on the Hong Kong Stock Exchange under the stock code “HK1970.”

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of June 30, 2015, there were 977 IMAX theatres (853 commercial multiplexes, 20 commercial destinations and 104 institutions) in 65 countries.

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

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This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. These risks and uncertainties are discussed in IMAX’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

For additional information please contact:

Business Media:	Investors:
IMAX Corporation – New York	IMAX Corporation – New York
Ann Sommerlath	Heather Anthony
212-821-0155	212-821-0121
asommerlath@imax.com	hanthony@imax.com

Sloane & Company – New York	Entertainment Media:
Whit Clay	Principal Communications Group – Los Angeles
212-446-1864	Melissa Zuckerman/Paul Pflug
wclay@sloanepr.com	323-658-1555
melissa@pcommgroup.com
paul@pcommgroup.com